UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2015 (April 2, 2015)

VENOCO, INC.

DENVER PARENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	Venoco, Inc. 001-33152 Denver Parent Corporation 333-191602	Venoco, Inc. 77-0323555 Denver Parent Corporation 44-0821005
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 2, 2015, Venoco, Inc. (the “Company”) entered into agreements relating to three new debt instruments: (i) first lien senior secured notes with an aggregate principal amount of $175 million (the “first lien secured notes”), (ii) second lien senior secured notes with an aggregate principal amount of $150 million (the “second lien secured notes”) and (iii) a $75 million cash collateralized senior secured credit facility (the “term loan facility”).  Approximately $72 million of proceeds from the issuance of the first lien secured notes and the term loan facility were used to repay all amounts outstanding under the Company’s existing revolving credit facility, which was then terminated.  The second lien secured notes were issued in exchange for $194 million aggregate principal amount of and accrued interest on the Company’s outstanding 8.875% senior notes due 2019.

First lien secured notes.  The first lien secured notes bear interest at 12% per annum and mature in February 2019.  The indenture governing the first lien secured notes includes covenants customary for instruments of this type, including restrictions on the Company’s ability to incur additional indebtedness, create liens on its properties, pay dividends and make investments, in each case subject to exceptions.  The covenants regarding the incurrence of additional indebtedness contain exceptions for, among other things, (i) up to $25 million of additional secured or unsecured indebtedness that may be issued or incurred in connection with certain projects approved by holders of the notes, (ii) up to $50 million of additional second lien secured notes that may be issued in exchange for the Company’s outstanding 8.875% senior notes due 2019 and (iii) up to $150 million of additional third lien or unsecured indebtedness that may be issued or incurred in exchange for the Company’s outstanding 8.875% senior notes due 2019 or to fund acquisitions.  The indenture also includes restrictions on capital expenditures and an operational covenant pursuant to which the Company is generally required to maintain a specified level of production for each quarterly period until maturity. Other covenants are generally similar to those contained in the indenture governing the existing 8.875% senior notes due 2019.  The Company’s obligations under the first lien secured notes are guaranteed by all of the Company’s subsidiaries other than Ellwood Pipeline, Inc. and secured by a first priority lien on substantially all of the assets of the Company and the guarantors other than the cash collateral under the term loan facility.  Venoco may redeem the first lien secured notes at a redemption price of 109% of the principal amount beginning on January 1, 2016 and declining to 100% by January 1, 2019.  The first lien secured notes were issued under an indenture dated as of April 2, 2015 among the Company, the guarantors and U.S. Bank National Association, as trustee and collateral agent.

Second lien secured notes.  The second lien secured notes bear interest at 8.875% if paid in cash or 12% if paid in kind.  Interest may be paid in cash or in kind, at the Company’s option, for semiannual interest periods commencing within 24 months following issuance, but may become payable entirely in cash earlier upon the occurrence of certain events.  The second lien secured notes mature in February 2019.  The indenture governing the second lien secured notes includes covenants, and exceptions thereto, substantially similar to those set forth in the indenture governing the first lien secured notes.  The Company’s obligations under the notes are guaranteed by the Company’s subsidiaries that guarantee the first lien secured notes and secured by a second priority lien on the same assets securing its obligations under the first lien secured notes.  Venoco may redeem the second lien secured notes on the same terms as the existing 8.875% senior notes due 2019.  The second lien secured notes were issued under an indenture dated as of April 2, 2015 among the Company, the guarantors and U.S. Bank National Association, as trustee and collateral agent.

Term loan facility.  The term loan facility, which was fully drawn at closing, matures in October 2015.  Amounts borrowed under the facility will bear interest at 4.0% per annum for the first thirty days and at 12% thereafter. Venoco may repay or refinance the term loan facility at any time. The facility contains representations, warranties and covenants typical for instruments of this type.  The Company’s obligations under the term loan facility are secured by a first priority lien on cash collateral, which collateral may be released upon the occurrence of certain events, and are guaranteed by the Company’s subsidiaries that guarantee the first lien secured notes and second lien secured notes.  The term loan facility was incurred under a term loan and security agreement dated as of April 2, 2015 among the Company, the guarantors and the lenders party thereto.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As described in Item 1.01, approximately $72 million of proceeds from the issuance of the first lien secured notes and the term loan facility were used to repay all amounts outstanding under the Company’s existing revolving credit facility, which was then terminated. The revolving credit facility was a $500 million facility, subject to a borrowing base limitation that was $90 million at the time of termination of the facility.  The revolving credit facility had a maturity date of March 31, 2016 and was secured by a first priority lien on substantially all of the Company’s oil and natural gas properties and other assets. The information set forth in Item 1.01 is incorporated by reference herein.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 8, 2015

DENVER PARENT CORPORATION
VENOCO, INC.

By:	/s/ Mark. A DePuy
Name:	Mark A. DePuy
Title:	Chief Executive Officer